EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 ASR No. 333-189057-01) of Retail Opportunity Investments Corp. and Retail Opportunity Investments Partnership, LP, and in the related Prospectus, of our report dated February 24, 2016, with respect to the consolidated financial statements and schedules of Retail Opportunity Investments Partnership, LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Diego, California

February 24, 2016